Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS 28% INCREASE IN
NET INCOME - EPS of $1.18 vs. $0.94 -
FOR YEAR ENDED JULY 31, 2010

8% INCREASE IN NET INCOME - EPS OF $0.27 vs. $0.26-
FOR QUARTER ENDED JULY 31, 2010

LITTLE FALLS, New Jersey (October 13, 2010) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported an 8% increase in net income to $4,623,000, or $0.27 per diluted share, on a 5% increase in sales to $69,811,000 for the fourth quarter ended July 31, 2010. This compares with net income of $4,279,000, or $0.26 per diluted share, on sales of $66,793,000 for the fourth quarter ended July 31, 2009.

For the fiscal year ended July 31, 2010, the Company reported a 28% increase in net income to $19,941,000, or $1.18 per diluted share, on a 5% increase in sales to $273,952,000. This compares with net income of $15,569,000, or $0.94 per diluted share, on sales of $260,050,000 for the fiscal year ended July 31, 2009. Additionally, EBITDAS for the fiscal year increased 13% from $42,059,000 to $47,471,000.

Andrew Krakauer, Cantel’s President and CEO stated, “We are pleased to have delivered a solid quarter and strong double digit earnings growth for the year.  In the fourth quarter, sales growth was particularly robust in Endoscope Reprocessing and Water Purification where revenue grew by 34% and 16%, respectively. This is a confirmation of the success of the sales and marketing investments we made in these businesses. Our Healthcare Disposables business also performed very well this quarter, and the base business continued to grow in excess of the dental market.  It is important to note that even with the strong Crosstex performance, the reported segment sales are comparatively lower due to the abnormally high fourth quarter results in fiscal year 2009 from H1N1 flu sales of face masks.”

Krakauer continued, “The diversity of Cantel’s product portfolio within Infection Prevention and Control and our focus on growing consumables and service revenue, supported by a large base of installed equipment, have greatly benefited our consolidated results during the quarter and for the full 2010 fiscal year. Excluding the Dialysis segment, where sales of low margin dialysate concentrate declined as expected, revenue growth for the fiscal year was 13%.  All of our reporting segments except Dialysis, showed commendable earnings growth resulting from a favorable sales mix, the implementation of price increases, success from new product introductions, benefits derived from sales and marketing investments, and ongoing cost improvement programs. Additionally, our earnings were positively impacted by reduced interest expenses.

During fiscal year 2011, we plan to significantly increase our R&D spending and new product development efforts, particularly in the area of chemistry development. We will continue to leverage our significant investments in sales and marketing (including our alternative channel programs) and aggressively pursue strategic acquisitions to further improve our revenue growth and operating margins. Last week, we were pleased to report the key strategic acquisition of Gambro’s United States water business. This adds further manufacturing scale, product diversity, and an expanded U.S. customer base to our Mar Cor Purification subsidiary. We remain active in our search for, and review of, acquisition targets, and we expect this activity to remain one of the key growth vehicles for Cantel Medical in the future.”

The Company also reported that its balance sheet at July 31, 2010 included current assets of $94,731,000, including cash of $22,612,000, a current ratio of 2.3:1, gross debt of $21,000,000, stockholders’ equity of $209,405,000 and a ratio of gross debt to EBITDAS of 0.4:1. Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow. Our cash provided by operating activities was $11,582,000 for the fourth quarter and $29,033,000 for the full year. We began fiscal 2010 with net debt of $19,932,000, and ended in a positive net cash position of $1,612,000.  Following the recently announced Gambro acquisition, gross debt increased to $33,000,000, and our gross debt to EBITDAS ratio is still a favorable 0.7:1. Cantel remains in an excellent position to fund acquisitions and other investment activities.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the fourth quarter ended July 31, 2010 on Wednesday, October 13, 2010 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be

2

available from Wednesday, October 13, 2010 at 2:00 PM through midnight on October 20, 2010 by dialing 1-877-660-6853 and using passcode #286 and conference ID #358375.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=161963. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

3

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2010	2009	2010	2009

Net sales	$69,811	$66,793	$273,952	$260,050

Cost of sales	42,115	40,071	162,981	160,571

Gross profit	27,696	26,722	110,971	99,479

Expenses:
Selling	9,509	8,072	36,092	30,398
General and administrative	9,319	9,831	37,045	36,998
Research and development	1,405	1,323	5,169	4,632
Total operating expenses	20,233	19,226	78,306	72,028

Income before interest and income taxes	7,463	7,496	32,665	27,451

Interest expense	210	626	1,169	2,639
Interest income	(24)	(12)	(59)	(144)

Income before income taxes	7,277	6,882	31,555	24,956

Income taxes	2,654	2,603	11,614	9,387

Net income	$4,623	$4,279	$19,941	$15,569

Earnings per common share - diluted	$0.27	$0.26	$1.18	$0.94

Dividends per common share	$0.05	$—	$0.10	$—

Weighted average shares - diluted	16,997	16,721	16,968	16,576

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	July 31,	July 31,
	2010	2009
Assets
Current assets	$94,731	$88,910
Property and equipment, net	35,243	35,968
Intangible assets, net	32,717	37,042
Goodwill	116,783	114,995
Other assets	1,191	956
	$280,665	$277,871

Liabilities and stockholders’ equity
Current portion of long-term debt	$10,000	$10,000
Other current liabilities	30,984	29,113
Long-term debt	11,000	33,300
Other long-term liabilities	19,276	18,342
Stockholders’ equity	209,405	187,116
	$280,665	$277,871

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three and twelve months ended July 31, 2010 and 2009, respectively, is as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2010	2009	2010	2009

Net income	$4,623	$4,279	$19,941	$15,569

Income taxes	2,654	2,603	11,614	9,387
Interest expense	210	626	1,169	2,639
Interest income	(24)	(12)	(59)	(144)
Depreciation	1,612	1,580	6,333	6,217
Amortization	1,263	1,282	5,105	5,152
Loss on disposal of fixed assets	14	30	238	52

EBITDA	10,352	10,388	44,341	38,872

Stock-based compensation expense	860	1,358	3,130	3,187

EBITDAS	$11,212	$11,746	$47,471	$42,059

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.